CONTENTS

                                                             PAGE

INDEPENDENT AUDITOR'S REPORT . . . . . . . . . . . . . . . . . . . . . . 1

CONSOLIDATED BALANCE SHEETS. . . . . . . . . . . . . . . . . . . . . . . 2

CONSOLIDATED STATEMENTS OF OPERATIONS. . . . . . . . . . . . . . . . . . 3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY. . . . . . . . . . . . . 4

CONSOLIDATED STATEMENTS OF CASH FLOWS. . . . . . . . . . . . . . . . . . 5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . .6 - 11

Board of Directors
Corrections Services, Inc. and Subsidiary
Fort Lauderdale, Florida


                   INDEPENDENT AUDITOR'S REPORT

I have audited the accompanying consolidated balance sheets of Corrections Services, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Services, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of its consolidated operations and its consolidated cash flows for the three years ended December 31, 1998, in conformity with generally accepted accounting principles.





Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
February 11, 1999

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1998 AND 1997



                                  ASSETS


                                                     1998         1997
CURRENT ASSETS:
  Cash and cash equivalents                        $  73,593    $  464,577
  Investment in marketable securities                771,283       974,660
  Accounts receivable - trade - net of
    allowance for uncollectible accounts
    of $2,500 in 1997                                   -           43,102
  Dividends receivable                                28,223        14,989
  Note receivable - Current:
    Affiliate                                         65,000         4,818
    Other                                               -           37,657
  Net investment in direct financing
    Leases - current                                    -            3,765
  Accrued interest receivable                            181         4,560
    Inventory                                           -          131,911
    Other                                              5,166         4,902

              Total Current Assets                   943,446     1,684,941

PROPERTY AND EQUIPMENT -                                 202         1,102

NOTES RECEIVABLE - Non-Current:
   Affiliate                                            -           10,379
   Other                                                -           55,259

NET INVESTMENT IN DIRECT FINANCING
 LEASES - Non-Current                                   -            4,788

OTHER                                                  1,671         2,169
                                                  $  945,319    $1,758,638








See accompanying notes to consolidated financial statements.



                                  -2(a)-

                CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                        DECEMBER 31, 1998 AND 1997



                   LIABILITIES AND SHAREHOLDERS' EQUITY


                                                   1998            1997
CURRENT LIABILITIES:
  Accounts payable and
     accrued expenses                            $     2,035    $    49,283
  Deferred revenue                                    -              43,015

       Total Current Liabilities                       2,035         92,298


SHAREHOLDERS' EQUITY
Common stock $.0001 par value;
  10,000,000 shares authorized;
  7,276,900 shares issued in 1998 and 1997
  5,966,975 shares outstanding at
  December 31, 1998 and 7,216,900 shares
  outstanding at December 31, 1997                       728            728
Additional paid-in capital 2,821,667 2,821,667
Accumulated deficit                               (1,289,384)    (1,137,022)

                                                   1,533,011      1,685,373
Less treasury stock, 1,309,925 shares
  at December 31, 1998 and 60,000
  shares at December 31, 1997, at cost              (589,727)       (19,033)

       Total shareholders' equity                    943,284      1,666,340

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                           $   945,319    $ 1,758,638













                                  -2(b)-

                 CORRECTIONS SERVICES, INC. & SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                    THREE YEARS ENDED DECEMBER 31, 1998


                                          1998         1997*        1996*
REVENUES:
Dividends and interest                 $   88,825  $    72,934   $    41,179
Realized and unrealized gain
 (loss) on marketable
  securities                              (50,987)     (71,974)       52,225
                                           37,838          960        93,404

OPERATING EXPENSES:
General and administrative                253,611      314,452       290,426


(LOSS) FROM CONTINUING
   OPERATIONS                            (215,773)    (313,492)     (197,022)

OTHER INCOME (EXPENSE):
Loss on sale of electronic
  monitoring business                     (18,402)        -             -
Income or (loss) from
  discontinued operations                  81,813      175,733       310,025
                                           63,411      175,733       310,025

NET INCOME (LOSS)                      $ (152,362) $  (137,759)   $  113,003

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING             6,804,336    5,936,893     5,126,900


BASIC INCOME (LOSS)PER
  COMMON SHARE:
  Continuing operations               $     (.02) $      (.05)   $      .02
  Discontinued operations                    -            .03           -

  Net income (loss)                   $     (.02) $      (.02)   $      .02





*Reclassified for comparative purposes.

See accompanying notes to consolidated financial statements.

                                CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                    THREE YEARS ENDED DECEMBER 31, 1998

                                    Common Stock
                                  $.0001 Par Value           Additional
                             Authorized 10,000,000 Shares    Paid-In       Accumulated  Treasury
                                   Shares     Amount         Capital       (Deficit)    Stock        Total

Balance - December 31, 1995       5,126,900   $   528        $ 2,095,391   $(1,112,266) $  (26,650)  $   957,003

   Net income for the period                       -              -            113,003       -           113,003

Balance - December 31, 1996       5,126,900       528          2,095,391      (999,263)    (26,650)    1,070,006

Purchase of treasury shares        (522,500)      -               -               -        (94,985)      (94,985)
Sale of treasury shares             462,500       -               -               -         75,952        75,952
Acquisition of:
 Hi-Tech Leasing                  2,000,000       200            736,788          -           -          736,988
 Professional
   Programmers, Inc.                150,000       -              (10,512)         -         26,650        16,138

Net loss for the period                -          -                -          (137,759)       -         (137,759)

Balance - December 31, 1997       7,216,900       728          2,821,667    (1,137,022)    (19,033)    1,666,340

Proceeds from disposition
 of subsidiary                   (1,309,925)      -                -              -       (589,727)     (589,727)
Sale of treasury shares              60,000       -                -              -         19,033        19,033

Net loss for the period                -          -                -          (152,362)       -         (152,362)

Balance - December 31, 1998       5,966,975*  $   728        $ 2,821,667   $(1,289,384) $ (589,727)   $  943,284


*  Shown on the accompanying
   Balance Sheet as follows:
         Issued:                  7,276,900
         Treasury shares         (1,309,925)
                                  5,966,975


See accompanying notes to consolidated financial statements.

           CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS
               THREE YEARS ENDED DECEMBER 31, 1998




         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                       1998          1997        1996
CASH FLOWS FROM OPERATING
ACTIVITIES:
 Net income (loss)                   $(152,362)    $(137,759)  $ 113,003
  Adjustments to reconcile
    net income (loss) to net cash
    (used in) provided by
    operating activities:
  Depreciation                           1,523         1,962       2,692
  Equity in loss of
    sold subsidiaries                   32,801           -           -
  (Gain) loss on sale of marketable
    securities                         (28,192)      (60,781)   (140,450)
  Allowance for market decline
    of securities                       64,898       132,755      88,225
  Write off uncollectable notes            -             -        10,500
  Loss on sale of electronic
    monitoring business                 18,402           -           -
Change in operating assets
  and liabilities (net of
  business sold):
  (Increase) decrease in
    trade accounts receivable           31,137        19,608      (2,420)
  Decrease (increase) in inventories    29,559        (4,656)     21,426
  (Increase) Decrease in accounts
    receivable - other                 (17,547)       15,811      (1,705)
  (Increase) Decrease in accrued
    interest receivable                  2,099        (4,560)        -
  (Increase) Decrease in other assets     (259)         (152)       (253)
  (Decrease) increase in accounts
    payable and accrued expenses       (31,154)      (11,577)    (11,942)
  Increase (decrease) in
    deferred revenue                    (7,865)      (31,215)     16,799
  Purchase of marketable securities   (269,115)     (360,240)   (745,411)
  Proceeds from sale of
    marketable securities              151,301       402,017     725,697

Total adjustments                      (22,412)       98,972     (36,842)

Net cash provided by (used in)
  operating activities                (174,774)      (38,787)     76,161


Continued on next page

                                  -5(a)-

                CORRECTIONS SERVICES, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                    THREE YEARS ENDED DECEMBER 31, 1998



             INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                (Continued)


                                        1998          1997        1996

CASH FLOWS FROM INVESTING
ACTIVITIES:
Advances on notes
  receivable - affiliate              $ (95,000)   $     -     $     -
Advances on notes
  receivable - other                        -        (78,958)        -
Principal collection of
  notes receivable - affiliate           30,000        1,897         -
Principal collection of
  notes receivable - other                  -         28,482         -
Principal collection of direct
  financing leases                          -          1,482         -
Purchase of property and equipment       (2,365)         -          (868)
Proceeds from sale of subsidiary          3,378          -           -
Proceeds from sale of electronic
  monitoring business                    63,000          -           -

Net cash (used in)
  financing activities                     (987)     (47,097)       (868)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of treasury stock                     -          16,138         -
Issuance of common stock                   -         197,645         -
Purchase of treasury stock             (199,070)         -           -
Sale of subsidiary                      (16,153)         -           -

Net cash provided by (used in)
  financing activities                 (215,223)     213,783         -

NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS            (390,984)     127,899      75,293

CASH AND CASH EQUIVALENTS -
  Beginning of year                     464,577      336,678     261,385
  End of year                         $  73,593    $ 464,577    $336,678




See accompanying notes to consolidated financial statements.


                                  -5(b)-

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Organization and Capitalization - Corrections Services, Inc. (the "Company") was incorporated under the laws of the State of Florida on September 14, 1984. The Company's articles of incorporation originally provided for the issuance of 100 shares of common stock, with a par value of $5 per share. On November 13, 1985, the authorized number of shares was increased to 10,000,000 shares, with a par value of $.0001 per share. In that connection, the 100 shares of common stock outstanding prior to that date were exchanged for 2,115,000 shares.

          General - On August 31, 1998, the Company sold its interest in its electronic monitoring business and is presently seeking merger opportunities.

          Principles of Consolidation - The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Corrections Systems International, Inc., Professional Programmers, Inc. and Hi-Tech Leasing, Inc. from the date of their acquisition. Professional Programmers, Inc. and Hi-Tech Leasing, Inc. are included through the date of their disposition. All significant intercompany accounts and transactions have been eliminated.

          Cash and Cash Equivalents - For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

          Investment in Marketable Securities - The Company's investment in marketable securities consists of trading securities which are carried at market value in the accompanying balance sheets. Unrealized gains and losses resulting from fluctuations in market price are reflected in the statement of operations.

          Property and Equipment - Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the five year estimated useful lives of the assets.

          Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Earnings (Loss) per Share - In 1997, the financial accounting standards board issued SFAS No. 128, earnings per share.
          Basic earnings (loss) per share is computed by dividing income
          (loss) available to common shareholders by the weighted average number of common shares outstanding for the year.

          Income Taxes - Deferred taxes are provided on the "liability" method whereby deferred tax assets are recognized for operating loss carryforwards. Deferred tax assets are reduced by a valuation allowance, when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

NOTE B - PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                     1998         1997
     Leasehold improvements                        $     -     $    3,170
     Office furniture and equipment                   54,846       59,704
     Computer and monitoring
       equipment                                         -         79,429

                                                      54,846      142,303

     Less accumulated depreciation
        and amortization                              54,644      141,201

                                                   $     202   $    1,102


NOTE C - NOTE RECEIVABLE - AFFILIATE

     Notes Receivable Affiliates consists of the following:


                                             1998                1997
     10% Unsecured Note.  Due on
     demand to a company related
     by common officers and
      shareholders                         $ 20,000            $    -

     10% Unsecured Note.  Due on
     demand from the company who
     acquired the home monitoring
     business of the Company.  The
     companies are also affiliated
     by common officers and
      shareholders                           45,000                 -



                                           1998                1997


     8% Note Receivable.  Due from
     an individual who is an officer
     and director of the Company.
     Collateralized by a vehicle.
     Payable in monthly installments
     of $488, including interest,
     though November 15, 2000.                 -               15,197

                                            65,000             15,197

     Noncurrent portion                        -              (10,379)

                                         $  65,000          $  (4,818)


     Interest earned on notes amount to $2,195 in 1998 and $545 in 1997.


NOTE D - NOTES RECEIVABLE - OTHER

     Notes receivable - other - consist of the following:

                                                        1997

     10% Notes Receivable - Collateralized
     by transportation and other equipment.
     Payments are due in various monthly
     installments through November 1, 2000            $ 71,599


     10% Unsecured Notes Receivable - Due
     on demand from various individuals                 21,317

                                                        92,916

     Noncurrent portion                                 37,657
                                                      $ 55,259


     Interest earned on notes receivable - other amounted to $9,707 in 1998 and $3,886 in 1997.

NOTE E - INCOME TAXES

     Components of deferred tax benefits are as follows:

     Current Tax Asset

     Allowance for market decline
      of equity securities                 $   80,616

     Total Current Tax Benefit                 80,616

     Non-Current Tax Asset

     Tax loss carry forward                $  159,106

     Total Non-current Benefit                159,106

     Total Current and
      Noncurrent Tax Benefit                  239,722
      Valuation Allowance                     (239,722)

     Net Deferred Tax Assets               $      -


     At December 31, 1998, management is unable to predict profitable operations for the Company in the future.
     Accordingly, a 100% valuation allowance has been provided.

     At December 31, 1998, the Company had available net operating loss carryforwards, for tax reporting purposes, of approximately $840,000 expiring through 2008.


NOTE F - RELATED PARTY TRANSACTIONS

     Professional and Consulting Fees - the Company paid officers, directors, shareholders and affiliates professional and consulting fees amounting to $71,296 in 1998, $96,277 in 1997, and $75,023 in 1996.

     Office Expense - Office expenses were paid to shareholders and/or entities affiliated through common officers, directors and shareholders amounting to $20,400 in 1998, $10,200 in 1997, and $5,817 in 1996.

     Rent Expense - Rentals paid to entities having officers, directors and shareholders in common with the Company amounted to $31,800 in 1998, $21,000 in 1997 and 1996.

NOTE G - INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     At December 31, 1998, the Company's investment in marketable equity securities consisted entirely of trading securities as follows:

                                                     Market
                                        Cost          Value
     December 31, 1998               $1,164,533     $ 771,283
     December 31, 1997               $1,294,142     $ 974,660


     Unrealized losses on market values amounted to $393,250 at 1998, $132,755 at 1997, and $88,225 at 1996.


NOTE H - CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, investments in marketable securities and accounts receivable. The Company places its cash investments and investments in marketable securities with high quality institutions and limits the amount of credit exposure to any one institution or investee.


NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summarizes the major methods and assumptions used in estimating the fair values of financial instruments:

     Cash and Cash Equivalent - The carrying amount approximates fair value due to the liquidity of these financial instruments.

     Investments - The fair value of investments are based upon quoted market prices for those investments.


NOTE J - INVESTMENT IN WHOLLY-OWNED SUBSIDIARIES

     On July 28, 1997 the Company issued 2,000,000 shares of authorized but previously unissued restricted common stock to a former affiliate, Vanderbilt Square Corp. ("Vanderbilt") in exchange for Hi-Tech Leasing, Inc., a 100% owned subsidiary of Vanderbilt. Fair value of the common shares issued approximated the net assets acquired.

     On August 31, 1998, the Company sold its interest in Hi-Tech Leasing, Inc. to certain shareholders for 1,309,925 shares of the Company's restricted common stock. The Company valued the stock received at $.45 per share, which approximated market value.

     The Company's earnings and cash flows include the operation of Hi-Tech Leasing, Inc. through the date of sale, August 31, 1998.

     On September 30, 1997, the Company acquired 100% ownership of Professional Programmers, Inc. ("PPI"), an inactive subsidiary of Vanderbilt, in settlement of a receivable of $16,152. On August 31, 1998, the Company sold Professional Programmers Inc. to principal shareholders for $3,378 cash. The Company's earnings and cash flows include the operation of Professional Programmers, Inc. through the date of sale, August 31, 1998.

     Supplemental Cash Flow Information - The Company issued common stock with a fair value of $731,000 in exchange for its investment in Hi-Tech Leasing, Inc.


NOTE K - DISCONTINUED OPERATIONS

     On August 31, 1998, the Company sold its electronic monitoring business to PPI for a cash payment of $63,000. The sale resulted in a loss of $18,402.

     Revenues applicable to discontinued operations were:

        1998           $221,421
        1997           $342,592
        1996           $552,441

     Income taxes applicable to income from discontinued operations were offset by the Company's net operating loss carryforward.

NOTE L - SUBSEQUENT EVENT

     On February 8, 1999, the Company purchased 15% of the outstanding common stock of Physician's Acceptance
     Corporation, for cash payment of $150,000. The Company intends to acquire the remaining outstanding common stock of Physician's Acceptance Corporation upon completion of due diligence procedures and formulation of a definitive agreement.